RULE 424(b)(3)
                                                       REGISTRATION NO. 33-87122

                              PROSPECTUS SUPPLEMENT
                             DATED OCTOBER 22, 1997
                      TO PROSPECTUS DATED DECEMBER 8, 1994



                          GLASGAL COMMUNICATIONS, INC.



THE ATTACHED PROSPECTUS FOR GLASGAL COMMUNICATIONS, INC. (THE "COMPANY") IS HEREBY SUPPLEMENTED AS FOLLOWS:

         This Supplement to Prospectus dated October 22, 1997 ("Supplement"), supplements that certain Prospectus dated December 8, 1994 (the "Prospectus") included in the Registration Statement on Form S-8 of Glasgal Communications, Inc., and should be read in conjunction with such Prospectus. The number of shares to which the Prospectus relates, appearing on the cover page of the Prospectus, is amended to an aggregate of 1,308,874 shares of Common Stock, par value $.001 per share (the "Common Stock").

         The following information is added to the list of affiliate Selling Shareholders appearing on page 5 of the Prospectus.



                                                                                                      Number of shares
                                                   Number of shares                                   of Common Stock/
                                                   of Common Stock              Number of              Percentage of
                                                       Owned at               Shares to be           Class to be Owned
                                                     October 21,               Offered for            After Completion
                   Name                                1997(1)                   Resale              of the Offering(2)
----------------------------------------      ------------------------     -----------------     ------------------------

Robert F. Gadd(3)..........................            479,566(4)                297,166                 182,400/*

--------------------
*        Less than 1%.

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act ("Rule 13d-3") and unless otherwise indicated, represents shares for which the beneficial owner has sole voting and investment power. The percentage of class is calculated in accordance with Rule 13d-3 and includes options or other rights to subscribe which are exercisable within sixty days of October 21, 1997.
(2) Assumes that all Common Stock offered by the Selling Shareholder is sold and that no additional shares are purchased or sold by such Selling Shareholder.
(3) Mr. Gadd is a Senior Vice-President and Chief Technology Officer of the Company.
(4) Mr. Gadd's beneficial ownership includes options to purchase 479,566 shares of Common Stock which are exercisable within sixty days of October 21, 1997.